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       THIS PRICING SUPPLEMENT IS BEING FILED SOLELY TO AMEND THE INITIAL
         INTEREST RATE AND MATURITY DATE OF PRICING SUPPLEMENT NO. 36
                      ORIGINALLY FILED ON JULY 12, 1999.


                                                        Rule 424(b)(3)
                                                        File No. 333-58723

Pricing Supplement No. 36                               Dated: July 8, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S.$5,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series I

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $10,000,000      Issue Price: 100.00%

Original Issue Date: July 14, 1999      Stated Maturity Date: June 18, 2004

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [X] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [ ] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 23th day of September, December, March and June, beginning September 23, 1999 up to but excluding the Stated Maturity Date.
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Interest Payment Dates: (If other than as specified in the Prospectus
Supplement): The 23th day of September, December, March and June, beginning September 23, 1999 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 5.69375%

Index Maturity: 3 Month LIBOR

Day Count Convention: Act/360

Maximum Interest Rate: N/A          Minimum Interest Rate: N/A

Spread (+/-): +.45%                 Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .2165%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 36
                       UNDER MTN-SERIES I PROGRAM: $2,219,375,000.00
                   b)  CUSIP #42333HLW0

Agent:   Merrill Lynch & Co.
         250 Vesey Street
         New York, NY 10281